Exhibit 99.1

Enveric Biosciences Updates Key Data Underpinning Selection of EB-003 as Lead Drug Candidate from EVM301 Series

Enveric to initiate preclinical development of EB-003 in 2024 in preparation for IND submission

CAMBRIDGE, Mass., January 3, 2024 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders, today provided an update on data underpinning the selection of EB-003 as its lead drug candidate from the Company’s next-generation EVM301 Series. As previously announced, EB-003 was selected based on data analyses suggesting the molecule’s potential to be a first-in-class approach to addressing difficult-to-treat mental health disorders by promoting neuroplasticity without inducing hallucinations.

Importantly, EB-003:

●	Exhibited partial agonism of the 5-HT2A receptor, binding with a Ki of 0.2 µM (micromolar), which is within the range of binding affinity of the known 5-HT2A agonists DMT and psilocin.
●	Bound the 5-HT1A receptor with a Ki of 3.3 µM.

These data points correct previously announced information which stated 0.2 mM and 3.3 mM respectively and indicate a 1000x greater binding affinity compared to what was previously reported. 5-HT2A is the key receptor correlated to the neuroplastogenic activity of this emerging class of novel drugs. 5-HT1A is a known important therapeutic target because other, already-approved medications for neuropsychiatric indications are known to bind this receptor.

“Selection of EB-003 as the lead development candidate from our EVM301 Series is an important inflection point for Enveric, and the updated data highlight its potential to be a novel, neuroplastogenic molecule that exhibits several key properties that align with favorable tolerability and efficacy in relevant animal models,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “We look forward to initiating IND enabling activities in early 2024 that will enable us to file an IND and start clinical trials of EB-003 as we seek to introduce a new treatment paradigm for depression and anxiety disorders.”

EB-003 was identified following a rigorous selection process during which Enveric utilized its proprietary computational chemistry and artificial intelligence (AI) drug-discovery platform, PsyAI™, to simulate interactions between indolethylamine derivatives and the 5-HT2A receptor to design novel molecules with reduced head-twitch response (HTR) in mice. HTR is a rodent behavioral model used to predict whether a molecule is likely to produce hallucinogenic effects in humans. In total, 51 proprietary indolethylamine analogs were screened, from which EB-003 was selected based on key properties including the molecule’s ability to bind to the 5-HT2A receptor and induce neuroplasticity while eliciting no significant HTR across a wide dose range.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, Psybrary™, Enveric has created a robust intellectual property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of psychiatric disorders. Enveric is also advancing its second product, EB-003, as a first-in-class approach to the treatment of difficult-to-address mental health disorders by promoting neuroplasticity without inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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